Exhibit 5.1

[Letterhead of Barack Ferrazzano Kirschbaum & Nagelberg LLP]

November 23, 2011

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Ladies and Gentlemen:

We have acted as special counsel to Taylor Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of common stock, $0.01 par value per share, of the Company (“Common Stock”), issuable upon the exercise of the subscription rights (the “Rights”) to purchase Common Stock, or, in accordance with the terms of certain of the Eligible Securities, a nonvoting security substantially equivalent to Common Stock, pursuant to a rights offering (the “Rights Offering”) made to holders of Common Stock and certain other securities of the Company. The shares of Common Stock to be issued in the Rights Offering are referred to herein as the “Shares.” The Shares are being offered and sold under a registration statement on Form S-3 under the Securities Act originally filed with the Securities and Exchange Commission (the “Commission”) on January 10, 2011 (Registration No. 333-171634) (the “Registration Statement”), including a base prospectus dated January 26, 2011 (the “Base Prospectus”) and a prospectus supplement dated November 23, 2011 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have made such legal and factual investigations as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the Prospectus, and the exhibits thereto; (ii) the form of certificate representing Common Stock; (iii) the form of subscription rights certificate representing the Rights; (iv) the Company’s Certificate of Incorporation, as amended and currently in effect; (v) the Company’s Bylaws, as amended and currently in effect; (vi) resolutions of the Board of Directors of the Company dated October 13, 2011 and November 18, 2011; (vii) minutes and records of the corporate proceedings of the Company with respect to the Registration Statement; and (viii) such other certificates, statutes and other instruments and documents as were considered appropriate for purposes of the opinion hereafter expressed. In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other

Taylor Capital Group, Inc.

November 23, 2011

representatives of the Company. We have also assumed that the stock certificates evidencing the Shares issued in the Rights Offering will conform to the form of Common Stock certificate examined by us and will be duly executed and delivered.

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that, when the Shares are issued and delivered against payment therefor upon due exercise of Rights as contemplated in the Prospectus, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion as to waivers of broadly or vaguely stated rights.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated November 23, 2011, and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. We assume no obligation to advise you of any change in the foregoing subsequent to the date of this opinion (even though the change may affect any legal conclusion stated in this opinion letter).

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP